NEWS RELEASE

CONTACT:
    Robert R. Friedl, Vice President - Finance
    and Chief Financial Officer
    716.689.5479
    bob.freidl@cmworks.com

                COLUMBUS MCKINNON ANNOUNCES 19% INCREASE IN SALES
                       FOR FOURTH QUARTER FISCAL YEAR 2005

o   FOURTH  QUARTER  EARNINGS  PER SHARE UP $0.66
o   FIFTH  CONSECUTIVE  QUARTER OF DOUBLE DIGIT SALES GROWTH
o   FISCAL YEAR 2005 SALES UP 15.8%
o   EARNINGS PER SHARE FOR FULL YEAR $1.13,  INCREASED  OVER 14X PRIOR YEAR
o   FUNDED DEBT REDUCED $22.5 MILLION FOR THE YEAR


AMHERST, N.Y., June 7, 2005 -- Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer and manufacturer of material handling products, today reported net sales increased $23.3 million to $144.5 million for its fiscal 2005 fourth quarter, which ended March 31, 2005. Fourth quarter fiscal 2005 net sales were 19.2% higher than net sales of $121.2 million in last year's fourth quarter and represented the fifth consecutive quarter of year-over-year double-digit growth. Increases in sales were driven by a stronger industrial economy in the U.S., increased international sales, new products and a growing distribution system.

Columbus McKinnon's net income for the fourth quarter of fiscal 2005 was $8.3 million, an increase of $9.9 million from a loss of $1.5 million in the prior year. On a diluted basis, earnings per share were $0.56 in the fourth quarter 2005 compared with a loss of $(0.10) in the fourth quarter of fiscal 2004.

Included in this year's fourth quarter net income was $3.9 million ($3.9 million pre-tax), or $0.26 per share, from the sale of under utilized real estate. This gain more than offset a one-time, non-cash after-tax charge of $1.1 million ($2.0 million pre-tax), or $.07 per share, related to an increase to the pension reserve in the Company's German operations. The increased reserve was required due to a lower actuarial discount rate used in determining the required amount for U.S. GAAP versus German GAAP. Also offsetting the net income impact of the gain from the three real estate sales were $1.3 million ($1.3 million pre-tax) in higher health care costs and $0.5 million ($0.5 million pre-tax) in costs associated with implementing Section 404 of the Sarbanes-Oxley Act, totaling approximately $0.12 per share, both before and after tax. The before and after tax amounts noted are the same due to the utilization of U.S. Federal income tax net operating loss carry-forward benefits and the allowance recorded offsetting this benefit on our balance sheet.

Sales for fiscal 2005 were $514.8 million, up $70.2 million, or 15.8%, over the prior year in spite of having two fewer shipping days. Net income for fiscal 2005 of $16.7 million, or $1.13 per diluted share, was over 14 times greater than net income of $1.2 million, or $0.08 per share, for the previous fiscal year. Gross margin for 2005 was 24.5%, a 90 basis point improvement over 2004, while income from operations was $40.7 million, up $10.8 million. Income from operations, as a percent of sales for fiscal 2005, improved 120 basis points to

7.9% from 6.7% in fiscal 2004 as a result of operational leverage on higher volume.

Available cash from operations and from the sale of properties was used to reduce funded debt by $22.5 million. Capital expenditures for fiscal 2005 were $5.9 million compared with $3.6 million in 2004. Higher capital expenditures were the result of new product development and productivity-enhancing equipment along with normal maintenance items. Inventory turns improved to 5.7 times in fiscal 2005 compared with 5.3 and 4.6 times at the end of fiscal 2004 and 2003, respectively. Working capital, excluding cash and funded debt, as a percent of full-year revenue was 20.2% at the end of this fiscal year, improved from 22.0% and 24.7% at the end of fiscal 2004 and 2003, respectively.

Timothy T. Tevens, President and Chief Executive Officer of Columbus McKinnon, noted, "We have benefited from the improved economic environment in fiscal 2005 and were able to capitalize on higher sales with our reduced cost structure. Debt reduction remains a priority. We have paid down nearly $150 million in debt in five years through strong cash management and facility rationalization.

He continued, "Importantly, bookings, or orders received, have remained strong. We continue the double digit pace above last year's rate of bookings. Although this is in part driven by the economy, we see solid indications of market acceptance in the U.S. and Europe of our new products. In fiscal 2005, we had $20.1 million in sales for new products and $10.2 million in sales for cross-branded products. We believe a continued focus on innovation and service will help to maintain our leading U.S. market share while growing our presence in the international marketplace." International sales in fiscal 2005 were $191 million compared with $159 million in the prior year, a 20% increase. Products segment sales accounted for approximately 76% of international sales for fiscal 2005.

The Company's availability on its line of credit with its bank group at March 31, 2005 was approximately $39.4 million. On April 29, 2005, the Company amended and expanded its revolving line of credit from $50 million to $65 million and transferred its $5.3 million term loan balance onto its revolving loan. The new lending arrangement increases the financial flexibility of the Company with respect to its capital structure and improves its cost of borrowing relative to the term loan balance and the revolving line of credit by reducing the spread over LIBOR by 100 and 50 basis points, respectively.


FOURTH QUARTER REVIEW
---------------------

Compared with the fourth quarter in fiscal 2004, sales increased 19.2%, or $23.3 million, in the fourth quarter of fiscal 2005, driven by continued improvements in the industrial economy and increasing demand through the Company's broad and diverse distribution network. This growth more than offset the 4.5% negative impact of three fewer shipping days in the quarter compared with last year's fourth quarter. Approximately $7.7 million of this year's fourth quarter increase was due to our surcharges for steel and price increases. Currency translation had a $2.2 million positive effect on sales in the quarter.

Gross margin in the fourth quarter of fiscal 2005 was 23.9% as higher sales and improved operating efficiencies were offset by the German pension reserve increase. The gross margin compares with 24.2% and 23.8% in the prior year quarter and the third quarter of fiscal 2005, respectively. Compared with the fourth quarter of last year, average costs for steel, which comprise approximately 10% of our cost of sales, increased approximately 25%. We have offset these steel cost increases with price and surcharge increases. We have seen average steel costs remain relatively flat in the fiscal 2005 fourth quarter compared with the third quarter.

General and administrative expense (G&A) increased $2.9 million from last year's fourth quarter and was 6.8% of sales, compared with 5.7% in the prior year. Higher G&A as a percent of sales was the result of previously mentioned increases in provisions for German pension costs of $1.0 million, $0.1 million due to foreign currency translation differences, $0.5 million in costs associated with implementation of Sarbanes-Oxley requirements, and $0.5 million for an increase in bad debt reserves based on increased accounts receivable levels.

The effective tax rate for the fourth quarter of fiscal 2005 was unusually low primarily due to the high proportion of U.S. taxable income where the Company's effective tax rate is lower. The quarter's effective tax rate was measurably impacted by the use of fully-reserved U.S. Federal income tax net operating loss carry-forward benefits against U.S. taxable income, which includes the gains on property sales. Approximately $98 million of such carry-forwards remain for future use. Our quarterly effective tax rate is dependent upon the mix of income among the U.S. and non-U.S. operations.

Inventory decreased $3.6 million in the fourth quarter of fiscal 2005 compared with a $6.4 million increase in the third quarter of fiscal 2005.

Debt to total capitalization was 76.8% at March 31, 2005. The ratio improved 550 basis points from 82.3% a year ago.


PRODUCTS SEGMENT
----------------

Products segment sales for the fourth quarter of fiscal 2005 represented 87.4% of our consolidated net sales, increasing 13.6% to $126.3 million. Gross margin for this segment was 25.7% including $0.7 million of the German pension charge, compared with 26.2% in last year's fourth quarter and 25.2% in the third quarter of fiscal 2005. Income from operations, as a percent of sales, was 8.1% for this period, which includes $2.0 million associated with the German pension charge, down from 10.4% in the fiscal 2004 fourth quarter.

For fiscal year 2005, sales for the Products segment were $453.1 million, up 15.0% from the prior year, and represented 88% of total sales. This segment's gross and operating margins for fiscal year 2005 were 25.8% and 8.7%, respectively. Gross and operating margins for fiscal 2004 for the Products segment were 25.2% and 8.2%, respectively.

Backlog for the Products segment was $42.3 million at March 31, 2005. Backlog at the end of the fiscal 2004 fourth quarter and fiscal 2005 third quarter was $45.3 million and $46.0 million, respectively. Typically, the time to convert Products segment backlog to sales averages a few days to just a few weeks.


SOLUTIONS SEGMENT
-----------------

Net sales for the Solutions segment were $18.2 million in the fiscal 2005 fourth quarter, up $8.1 million, or 80.8%, from sales of $10.1 million in the same period last year as industrial markets improved and capital expenditures increased. Gross margin was 11.0% compared with 2.3% last year, and loss from operations as a percent of sales was 0.2% for this period compared with 17.8% in last year's fourth quarter. For fiscal year 2005 sales for the Solutions segment were $61.6 million, up 22.2% from the prior year and represented 12.0% of total sales. Solutions segment gross and operating margins for fiscal year 2005 were 14.3% and 2.1% respectively.

Backlog for the Solutions segment at March 31, 2005 was $9.6 million, up from backlog of $9.2 million at the end of the fiscal 2004 fourth quarter and down from $19.6 million at the end of the fiscal 2005 third quarter. For this segment, the cycle time for backlog to convert to sales can range from one to six months, on average.


FISCAL 2005 REVIEW
------------------

On an additional $70.2 million in sales, gross margin in fiscal 2005 improved to 24.5% compared with 23.6% in the prior year. Included in cost of goods sold for 2005 was $0.7 million associated with the German pension reserve. General & administrative expense (G&A) for the full year was $31.7 million, or 6.2% of sales, compared with G&A in fiscal 2004 of $25.0 million, or 5.6% of sales. Included in G&A for 2005, and not included in fiscal 2004, were $1.4 million in costs for Sarbanes Oxley Section 404 implementation, $1.0 million for the German operations pension reserve, $0.2 million in higher health care costs, $0.7 million resulting from the translation of foreign currencies into the weaker U.S. dollar for reporting purposes, and $0.5 million for the increased bad debt reserve due to higher accounts receivable levels. Income from operations improved to $40.7 million, or 7.9% of sales, in fiscal 2005 from $29.9 million, or 6.7% of sales in fiscal 2004.

Interest and debt expense declined $1.2 million to $27.6 million on lower levels of debt. The higher level of reportable U.S. income in 2005 and the application of U.S. tax loss carry-forward benefits, reduced income taxes by $1.8 million and resulted in a lower effective tax rate compared to fiscal 2004.


OUTLOOK
-------

Mr. Tevens concluded, "The high level of growth we saw in the fourth quarter, which is typically our strongest quarter, continued the trend we have been experiencing for the last five quarters. Based on our current visibility, we expect this trend to continue and believe that steady revenue growth will continue over the next year. Our efforts continue to remain focused on generating cash to pay down debt, maintaining our leading market share in the U.S. and growing our presence in Europe and Asia through new products and an expanding distribution system.

He concluded, "We have completed the Section 404 review and have received solid marks from our auditors. Going forward, we hope to reduce the costs associated with this process by one-third to one-half."


ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.


TELECONFERENCE/WEBCAST
----------------------

A teleconference and webcast have been scheduled for June 7, 2005 at 10:00 AM Eastern Time at which the management of Columbus McKinnon will discuss the Company's financial results and strategy. Interested parties in the United States and Canada can participate in the teleconference by dialing 1-888-459-1579, and asking to be placed in the "Columbus McKinnon Quarterly Conference Call" and providing the password "Columbus McKinnon" and identifying conference leader, "Tim Tevens" when asked. The toll number for parties outside the United States and Canada is 1-210-234-7695.

The   webcast   will  be   accessible   at   Columbus   McKinnon's   web   site:
http://www.cmworks.com.

An audio recording of the call will be available two hours after its completion and until August 5, 2005 by dialing 1-866-431-5851. Alternatively, you may access an archive of the call until August 5, 2005 on Columbus McKinnon's web site at: http://www.cmworks.com/invrel/presentation.asp.


SAFE HARBOR STATEMENT
---------------------

THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE LIKELIHOOD THAT THE COMPANY CAN UTILIZE ITS NOLS, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.


                                COLUMBUS McKINNON CORPORATION
                                Consolidated Income Statements

(In thousands, except per share data and percentages)
                                                                  Three Months Ended
                                                                  ------------------
                                                         March 31, 2005       March 31, 2004             Change
                                                        ---------------------------------------         --------

Net sales                                                $     144,470      $     121,179                19.2%
Cost of products sold                                          109,955             91,856                19.7%
                                                        ---------------------------------------
Gross profit                                                    34,515             29,323                17.7%
   Gross profit margin                                            23.9%              24.2%
Selling expense                                                 13,965             12,931                 8.0%
General and administrative expense                               9,810              6,937                41.4%
Restructuring charges                                              502               (411)             -222.1%
Amortization                                                        81                 83                -2.4%
                                                        ---------------------------------------
Income from operations                                          10,157              9,783                 3.8%
                                                        ---------------------------------------
Interest and debt expense                                        6,594              6,916                -4.7%
Gain on sale of real estate                                     (3,928)                 -               #DIV/0!
Other                                                               54              2,468               -97.8%
                                                        ---------------------------------------
Income from cont. ops. before income tax expense                 7,437                399              1763.9%
Income tax expense                                                (697)             1,911              -136.5%
                                                        ---------------------------------------
Income from cont. ops.                                           8,134             (1,512)             -638.0%
Income from disc. ops.                                             215                  -
                                                        ---------------------------------------
Net income                                               $       8,349      $      (1,512)             -652.2%
                                                        =======================================
Selling, general and administrative expense
Average basic shares outstanding                                14,623             14,567                 0.4%
Basic income per share:
   Continuing operations                                 $        0.56      $       (0.10)             -660.0%
   Discontinued operations                                        0.01                  -
                                                        ---------------------------------------
   Net Income                                            $        0.57      $       (0.10)             -670.0%
                                                        =======================================

Average diluted shares outstanding
                                                                15,026             14,567                 3.2%
Diluted income per share:
   Continuing operations                                 $        0.55      $       (0.10)             -650.0%
   Discontinued operations                                        0.01                  -
                                                        ---------------------------------------
   Net Income                                            $        0.56      $       (0.10)             -660.0%
                                                        =======================================





                                COLUMBUS McKINNON CORPORATION
                                Consolidated Income Statements

(In thousands, except per share data and percentages)

                                                                     Year Ended
                                                                     ----------
                                                         March 31, 2005      March 31, 2004              Change
                                                        --------------------------------------          --------

Net sales                                                $     514,752      $     444,591                15.8%
Cost of products sold                                          388,844            339,745                14.5%
                                                        --------------------------------------
Gross profit                                                   125,908            104,846                20.1%
   Gross profit margin                                            24.5%              23.6%
Selling expense                                                 52,291             48,331                 8.2%
General and administrative expense                              31,730             25,026                26.8%
Restructuring charges                                              910              1,239               -26.6%
Amortization                                                       312                383               -18.5%
                                                        --------------------------------------
Income from operations                                          40,665             29,867                36.2%
                                                        --------------------------------------
Interest and debt expense                                       27,620             28,856                -4.3%
Gain on sale of real estate                                     (3,928)            (3,062)               28.3%
Other                                                           (1,290)            (1,129)               14.3%
                                                        --------------------------------------
Income from cont. ops. before income tax expense                18,263              5,202               251.1%
Income tax expense                                               2,196              4,010               -45.2%
                                                        --------------------------------------
Income from cont. ops.                                          16,067              1,192              1247.9%
Income from disc. ops.                                             643                  -
                                                        --------------------------------------
Net income                                               $      16,710      $       1,192              1301.8%
                                                        ======================================

Average basic shares outstanding
                                                                14,594             14,554                 0.3%
Basic income per share:
   Continuing operations                                 $        1.10      $        0.08              1275.0%
   Discontinued operations                                        0.04                  -
                                                        --------------------------------------
   Net Income                                            $        1.14      $        0.08              1325.0%
                                                        ======================================

Average diluted shares outstanding
                                                                14,803             14,554                 1.7%
Diluted income per share:
   Continuing operations                                 $        1.09      $        0.08              1262.5%
   Discontinued operations                                        0.04                  -
                                                        --------------------------------------
   Net Income                                            $        1.13      $        0.08              1312.5%
                                                        ======================================





                                                                   COLUMBUS McKINNON CORPORATION
                                                                    Consolidated Balance Sheets
(In thousands)
                                                          March 31, 2005                       March 31, 2004
                                                          --------------                       --------------

ASSETS
Current assets:
   Cash and cash equivalents                         $              9,479                    $          11,101
   Trade accounts receivable                                       88,974                               84,374
   Unbilled revenues                                                8,848                                5,160
   Inventories                                                     77,626                               69,119
   Net assets held for sale                                             -                                2,790
   Prepaid expenses                                                14,198                               15,486
                                                     ------------------------------------------------------------
     Total current assets                                         199,125                              188,030
                                                     ------------------------------------------------------------

Net property, plant, and equipment                                 57,237                               58,773
Goodwill and other intangibles, net                               187,285                              186,742
Marketable securities                                              24,615                               25,355
Deferred taxes on income                                            6,122                                6,388
Other assets                                                        6,487                                8,075
                                                     -------------------------------------------------------------
Total assets                                         $            480,871                    $         473,363
                                                     =============================================================


LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities:
   Notes payable to banks                            $              4,839                    $           5,471
   Trade accounts payable                                          33,688                               30,076
   Accrued liabilities                                             51,962                               48,416
   Restructuring reserve                                              144                                  561
   Current portion of long-term debt                                5,819                                2,205
                                                     ------------------------------------------------------------
Total current liabilities                                          96,452                               86,729
                                                     ------------------------------------------------------------

Senior debt, less current portion                                 115,735                              121,603
Subordinated debt                                                 144,548                              164,131
Other non-current liabilities                                      42,369                               37,922
                                                     ------------------------------------------------------------
Total liabilities                                                 399,104                              410,385
                                                     ------------------------------------------------------------

Shareholders equity:
   Common stock                                                       149                                  149
   Additional paid-in capital                                     104,078                              103,914
   Accumulated deficit                                             (8,644)                             (25,354)
   ESOP debt guarantee                                             (4,554)                              (5,116)
   Unearned restricted stock                                           (6)                                 (39)
   Accumulated other comprehensive loss                            (9,256)                             (10,576)
                                                     ------------------------------------------------------------
Total shareholders equity                                          81,767                               62,978
                                                     ------------------------------------------------------------
Total liabilities and shareholders equity           $             480,871                     $        473,363
                                                     ============================================================


                                                   COLUMBUS McKINNON CORPORATION
                                               Consolidated Statements of Cash Flows

 (In thousands)
                                                                                              Year Ended
                                                                                              ----------
                                                                                 March 31, 2005        March 31, 2004
                                                                                ----------------------------------------
 Operating activities:
 Income from continuing operations                                              $        16,067       $         1,193
 Adjustments to reconcile income from continuing operations
   to net cash provided by operating activities:
    Depreciation and amortization                                                         9,171                10,126
    Deferred income taxes                                                                  (971)                6,413
    Gain on sale of real estate/investments                                              (4,632)               (5,076)
    Loss on Divestitures                                                                    330                 3,875
    Loss (gain) on early retirement of 2008 bonds                                            40                (5,590)
    Amortization/Write-off of deferred financing costs                                    1,575                 6,613
    Changes in operating assets and liabilities:
       Trade accounts receivable                                                         (3,563)               (2,985)
       Unbilled revenues and excess billings                                             (3,333)                4,125
       Inventories                                                                       (6,834)                8,351
       Prepaid expenses                                                                   1,796                (1,332)
       Other assets                                                                          10                  (181)
       Trade accounts payable                                                             3,192                  (976)
       Accrued and non-current liabilities                                                4,313                 1,813
                                                                                ----------------------------------------
 Net cash provided by operating activities                                               17,161                26,369
                                                                                ----------------------------------------

 Investing activities:
 Sale (purchase) of marketable securities, net                                            1,314                   110
 Capital expenditures                                                                    (5,925)               (3,619)
 Proceeds from sale of PPE                                                                6,742                 4,402
 Proceeds from net assets held for sale                                                     375                 3,376
                                                                                ----------------------------------------
 Net cash (used in) provided by investing activities                                      2,506                 4,269
                                                                                ----------------------------------------

 Financing activities:
 Proceeds from issuance of stock                                                            428                     -
 Net borrowings (payments) under revolving line-of-credit agreements                       (219)               (7,220)
 Repayment of debt                                                                      (22,649)             (125,436)
 Proceeds from issuance of long-term debt                                                     -               115,000
 Deferred financing costs incurred                                                          (24)               (4,432)
 Other                                                                                      562                   593
                                                                                ----------------------------------------
 Net cash used in financing activities                                                  (21,902)              (21,495)
                                                                                ----------------------------------------

 Effect of exchange rate changes on cash                                                    (30)                   15
                                                                                ----------------------------------------
 Net cash (used in) provided by continuing operations                                    (2,265)                9,158

 Net cash provided by discontinued operations                                               643                     -
 Net change in cash and cash equivalents                                                 (1,622)                9,158
 Cash and cash equivalents at beginning of year                                          11,101                 1,943
                                                                                ----------------------------------------
 Cash and cash equivalents at end of period                                     $         9,479       $        11,101
                                                                                ========================================


                                                   COLUMBUS McKINNON CORPORATION
                                                       Business Segment Data

($ in thousands)
                                               Products                      Solutions                Consolidated
                                              ----------                     ----------               -------------
Quarter ended March 31, 2005
 Net sales                                     $126,258                       $ 18,212                 $   144,470
 Gross profit                                    32,505                          2,010                      34,515
    Margin                                         25.7%                          11.0%                       23.9%
 Income from operations                          10,197                            (40)                     10,157
    Margin                                          8.1%                          (0.2)%                       7.0%


Quarter ended March 31, 2004
 Net sales                                     $111,108                       $ 10,071                 $   121,179
 Gross profit                                    29,091                            232                      29,323
    Margin                                         26.2%                           2.3%                       24.2%
 Income from operations                          11,572                         (1,789)                      9,783
    Margin                                         10.4%                         (17.8)%                       8.1%



Year ended March 31, 2005
 Net sales                                     $453,105                       $ 61,647                 $   514,752
 Gross profit                                   117,088                          8,820                     125,908
    Margin                                         25.8%                          14.3%                       24.5%
 Income from operations                          39,392                          1,273                      40,665
    Margin                                          8.7%                           2.1%                        7.9%


Year ended March 31, 2004
 Net sales                                     $394,160                       $ 50,431                 $   444,591
 Gross profit                                    99,255                          5,591                     104,846
    Margin                                         25.2%                          11.1%                       23.6%
 Income from operations                          32,326                         (2,459)                     29,867
    Margin                                          8.2%                          (4.9)%                       6.7%



                                                           COLUMBUS McKINNON CORPORATION
                                                                 Additional Data

                                                   March 31, 2005              March 31, 2004          March 31, 2003
                                                   --------------            ---------------           --------------

 Backlog (in millions)
    Products segment                               $       42,285            $        45,297           $       41,670
    Solutions segment                              $        9,589            $         9,183           $       12,872


 Trade accounts receivable
    days sales outstanding                                   56.7 days                  62.9 days                61.3 days
 Inventory turns per year
    (based on cost of products sold)                          5.7 turns                  5.3 turns                4.6 turns
 Days' Inventory                                             64.0 days                  68.9 days                79.3 days
 Trade accounts payable
    days payables outstanding                                27.9 days                  29.6 days                28.7 days
 Working capital as a % of Sales                             20.2%                      22.0%                    24.7%
 Debt to total capitalization percentage                     76.8%                      82.3%                    85.7%






                                  Shipping Days by Quarter


                                    Q1    Q2    Q3    Q4
                                    --    --    --    --

            FY05                    65    63    58    63
            FY04                    62    63    60    66